EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of Sonic Innovations, Inc. on Forms S-8 filed on May 9, 2000 (file number 333-36562), May 2, 2001 (file number 333-59988), January 3, 2002 (file number 333-76250), August 16, 2002 (file number 333-98303), August 30, 2002 (file number 333-99035) and April 2, 2003 (file number 333-104239) of our report on the financial statements of Sanomed Handelsgesellschaft mbH dated August 1, 2003, which appears in the Current Report on Form 8-K/A of Sonic Innovations, Inc. dated August 5, 2003.

/s/ Deloitte & Touche GmbH

Deloitte & Touche GmbH

Hamburg, Germany

August 5, 2003